Exhibit 10.17
RAW MATERIALS SUPPLY AGREEMENT
     THIS RAW MATERIALS SUPPLY AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of the 31st day of July, 2001 (the “Effective Date”), by and between HITACHI, LTD., a corporation existing under the laws of Japan (“Hitachi”), and OPNEXT, INC., a Delaware corporation (the “Company”).
     WHEREAS, the Company, Hitachi, Clarity Partners, L.P., a Delaware limited partnership (“Clarity”), Clarity OpNext Holdings I, LLC, a Delaware limited liability company (“Holdings I”), and Clarity OpNext Holdings II, LLC, a Delaware limited liability company (“Holdings II,” and collectively with Clarity and Holdings I, the “Clarity Parties”), are parties to that certain Amended and Restated Stock Purchase Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Stock Purchase Agreement”), pursuant to which, among other things, (i) Hitachi agreed to capitalize OpNext Japan, Inc., a corporation existing under the laws of Japan (“OpNext Japan”), and to cause OpNext Japan to use such funds to purchase certain assets from Hitachi pursuant to a Business Transfer Agreement, dated as of December 6, 2000, between OpNext Japan and Hitachi, and (ii) Hitachi agreed to contribute its common stock of OpNext Japan to the Company in exchange for common stock in the Company pursuant to a Stock Contribution Agreement, dated as of the date hereof, between the Company and Hitachi (as amended, supplemented or otherwise modified from time to time, the “Stock Contribution Agreement”); and
     WHEREAS, upon consummation of the transactions contemplated by the Stock Purchase Agreement and the Stock Contribution Agreement, (i) Hitachi and the Clarity Parties will jointly own the Company; and (ii) OpNext Japan will be a wholly-owned Subsidiary of the Company; and
     WHEREAS, the Company, OpNext Japan, and the Company’s other direct and indirect Subsidiaries (collectively, the “OpNext Group”) will continue to operate the Business, and in connection therewith will need to continue to obtain Raw Materials (as defined in Section 2.1 below) from Hitachi; and
     WHEREAS, Hitachi wishes to continue to make available for purchase by the OpNext Group such Raw Materials on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual premises and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement do hereby agree as follows:
1.	Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Stock Contribution Agreement. In addition, as used in this Agreement, the following terms shall have the meanings ascribed to them below:
1.1.	“OpNext Optronic Components” shall mean any components or products produced, marketed and/or sold as of or after the Effective Date by any member of the OpNext Group for use in any form of data communications system, cable system, fiber optic system, wireless system and/or other similar systems (including without limitation transmitters, receivers, transceivers, laser diode modules, photo diode modules, parallel optical interconnectors, lasers, photodiodes, modulators, amplifier modules, optical switches and optical wave guides).
1.2.	“Raw Materials” shall have the meaning set forth in Section 2.1 below.

1.3.	“Qualified Public Offering” shall have the meaning set forth in the Stockholders’ Agreement of even date herewith, between Clarity, Holdings I, Holdings II, Hitachi and the Company.
2. Agreement to Supply Raw Materials.
2.1.	Subject to the terms and conditions of this Agreement, during the Term (as defined in Section 4.1), Hitachi shall continue to make available for purchase by the Company and the other members of the OpNext Group laser chips and other semiconductor devices and all other raw materials (if any) that were provided by Hitachi or any of its Affiliates to the Business prior to or as of the Effective Date for the production of OpNext Optronic Components (collectively, “Raw Materials”), without making any material change to the policies (including priority of delivery, delivery schedule, quality, and terms and conditions of sale) under which Hitachi or any such Affiliate sells, as of the Effective Date, such Raw Materials to the Business. Hitachi represents and warrants that there has been no material change in such policies since March 1, 2000. From the Effective Date until the first anniversary of the Effective Date, the prices at which Hitachi sells Raw Materials manufactured by Hitachi to the Company and the other members of the OpNext Group shall be the same prices at which Hitachi sells, as of the Effective Date, a comparable volume of Raw Materials of substantially the same specification and quality to the Business on substantially the same delivery terms. After the first anniversary of the Effective Date, the prices at which Hitachi sells Raw Materials manufactured by Hitachi to the Company shall be negotiated between the parties, but in no event shall such prices be greater than the lowest aggregate price which Hitachi charges to any of its customers for a comparable volume of Raw Materials of substantially the same specification and quality on substantially the same delivery terms. To the extent that Raw Materials to be sold to the OpNext Group are purchased by Hitachi from third parties, Hitachi agrees to sell such Raw Materials to the OpNext Group at the same aggregate prices at which Hitachi purchases such Raw Materials from such third-parties (net of any discounts obtained by Hitachi).

2.2.	In addition, for a period of two (2) years from the Effective Date, Hitachi shall, and shall use Commercially Reasonable Efforts to cause its Affiliates to, in each case to the extent permitted under the applicable agreement, make available to the Company and the other members of the OpNext Group the benefits obtained by Hitachi or its Affiliates, as the case may be, under third party purchasing contracts for the purchase of Raw Materials which are used in the production of OpNext Optronic Components (it being understood that Hitachi shall not be (i) liable solely on account of any inability to obtain such benefits on behalf of the OpNext Group, or (ii) required to assume any additional obligations under such third-party purchasing contracts or enter into any other agreement with such third-party in order to provide such benefits to the OpNext Group). At the Company’s request, Hitachi shall use its Commercially Reasonable Efforts to facilitate the Company and the other members of the OpNext Group securing direct contractual relationships with one or more of such third parties on terms comparable to those on which Hitachi or its Affiliates receive Raw Materials.
3. Administration of Relationship.
3.1.	Designation of Representatives. Each of the Company and Hitachi will designate one (1) individual (each, a “Representative”) in writing to manage its purchase or sale, as applicable, of Raw Materials hereunder and to coordinate its activities under this Agreement with the other party. The initial Representative for the Company will be Harry Bosco, and the initial Representative for Hitachi will be Eiji Aoki. The Representative for each party may be replaced from time to time by that party and such party shall promptly provide written notice thereof to the other party.

3.2.	Meetings of Representatives. The Representatives from the Company and Hitachi will schedule formal meetings, at mutually agreeable times at least bi-monthly during the Term to be attended by authorized management personnel of both parties with responsibility for and authority over the matters to be discussed at such meetings. At such meetings, the parties will discuss the status of the activities contemplated under this Agreement as well as, among other things: (i) the status of any outstanding purchase orders, including any actual or anticipated delays in meeting the delivery schedules or quantities specified in such purchase orders; (ii) any current or anticipated Raw Material shortages or third-party customer requirements that could adversely affect the ability of a party to meet the other party’s Raw Material needs; (iii) Hitachi’s and its Affiliates’ pricing for Raw Materials relative to market prices; (iv) Hitachi’s and its Affiliates’ delivery times for Raw Materials relative to the delivery times of competing suppliers; and (v) any modifications of Raw Material specifications that may be necessary to satisfy the needs of the OpNext Group. Similar meetings shall be held at least quarterly during the Term to discuss, among other things, the OpNext Group’s anticipated future Raw Material requirements.
4. Term and Termination.
4.1.	Term. The term of this Agreement shall commence on the Effective Date and continue until the earlier of either (i) the third anniversary of the date of Qualified Public Offering of the Company, or (ii) five (5) years from the Effective Date, unless earlier terminated as specified herein (the “Term”).

4.2.	Termination.
4.2.1	Subject to Section 4.2.2, either party may terminate this Agreement if a material breach or default of this Agreement by the other party hereto continues for sixty (60) days after written notice to such breaching or defaulting party. If the nature of the cure for any non-monetary breach or default is such that it is reasonably expected to take longer than sixty (60) days, the breaching or defaulting party shall be given an additional thirty (30) calendar days to cure such breach or default, provided that the cure is commenced during the original sixty (60)-day period and is diligently carried out thereafter. In the event that the material breach or default is not cured within the periods specified above after delivery of the notice, the non-breaching or non-defaulting party may terminate this Agreement in writing as of the date specified in the termination notice. If the default or breach is not susceptible to cure, the party providing notice will be entitled to terminate this Agreement immediately upon written notice to the other party. The terminating party shall have all rights and remedies set forth in this Agreement.

4.2.2	So long as Hitachi and its Affiliates directly or indirectly hold voting securities of the Company representing a majority voting interest in the Company or have the right to designate a majority of the Company’s directors pursuant to the Stockholders’ Agreement, Hitachi may not terminate this Agreement as a result of any breach hereof by the Company, material or otherwise.
4.3.	Survival. The provisions of Sections 4.3 (Survival), 5 (Confidentiality), 6 (Limitation of Liability), 7 (Arbitration), and 8 (General Provisions) shall survive termination of this Agreement.
5. Confidentiality.
5.1.	Confidentiality Obligation of the Company: With respect to any information furnished or disclosed to the Company pursuant to this Agreement which the Company reasonably understands to be proprietary or confidential in nature, the Company shall maintain the confidentiality of all such information in accordance with the Company’s policies for the protection of its own nonpublic information. The limitations set forth in this Section 5.1 shall not apply with respect to the disclosure of any information: (i) to the Company’s employees, auditors, counsel or other professional advisors or to members of the OpNext Group, if the Company, in its sole discretion, determines that it is reasonably necessary for such Person to have access to such information, provided that any such Person agrees to be bound by the provisions of this Section 5.1 to the same extent as the Company; provided, however, that prior to the disclosure of such proprietary or confidential information to a member of the OpNext Group that is not a direct or indirect wholly-owned Subsidiary of the Company, the Company shall obtain Hitachi’s prior consent, which consent shall not be unreasonably withheld; (ii) as has become or previously was generally available to the public other than by reason of a breach of this Section 5.1 by the Company or has become available to the Company on a non-confidential basis; (iii) as may be required or reasonably necessary in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over the Company (it being understood that, to the extent practicable, the Company shall provide Hitachi with prompt notice of any such event and cooperate in good faith to enable Hitachi to participate to protect its interest in such confidential information); (iv) as may be required or reasonably necessary in response to any summons or subpoena or in connection with any litigation; (v) in order to comply with any law, order, regulation or ruling applicable to the Company; and (vi) to the extent related to the Business or the Assets (as defined in the Stock Contribution Agreement).
5.2.	Confidentiality Obligations of Hitachi: With respect to any information furnished or disclosed to Hitachi pursuant to this Agreement which Hitachi reasonably understands to be proprietary or confidential in nature, Hitachi shall maintain the confidentiality of all such information in accordance with Hitachi’s policies for the protection of its own nonpublic information. The limitations set forth in this Section 5.2 shall not apply with respect to the disclosure of any information: (i) to Hitachi’s employees, auditors, counsel or other professional advisors or to Hitachi’s direct or indirect wholly-owned Subsidiaries, if Hitachi, in its sole discretion, determines that it is reasonably necessary for such Person to have access to such information, provided that any such Person agrees to be bound by the provisions of this Section 5.2 to the same extent as Hitachi; (ii) as has become or previously was generally available to the public other than by reason of a breach of this Section 5.2 by Hitachi or has become available to Hitachi on a non-confidential basis; (iii) as may be required or reasonably necessary in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over Hitachi (it being understood that, to the extent practicable, Hitachi shall provide the Company with prompt notice of any such event and cooperate in good faith to enable the Company to participate to protect its interest in such confidential information); (iv) as may be required or reasonably necessary in response to any summons or subpoena or in connection with any litigation; and (v) in order to comply with any law, order, regulation or ruling applicable to Hitachi.
6. Limitation of Liability.
6.1.	IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT OR ITS SUBSIDIARIES BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, OR USE INCURRED BY THE OTHER PARTY OR ITS SUBSIDIARIES OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH

DAMAGES. IN ANY TWELVE (12) MONTH PERIOD, THE LIABILITY OF A PARTY AND ITS SUBSIDIARIES FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (EXCEPT IN CONNECTION WITH A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS PURSUANT TO SECTION 5 HEREOF) SHALL NOT EXCEED THE GREATER OF (A) TWENTY-FOUR (24) MILLION U.S. DOLLARS, (B) THE AGGREGATE DOLLAR AMOUNT OF RAW MATERIALS TO BE PURCHASED BY THE OPNEXT GROUP DURING THE FOLLOWING TWELVE (12)-MONTH PERIOD AS REFLECTED IN THE THREE (3)-YEAR BUSINESS PLAN OF THE COMPANY APPROVED BY THE BOARD AND DATED AS OF FEBRUARY 28, 2001, OR (C) THE AGGREGATE DOLLAR AMOUNT OF RAW MATERIALS TO BE PURCHASED BY THE OPNEXT GROUP FOR SUCH TWELVE (12)-MONTH PERIOD AS REFLECTED IN THE COMPANY’S ANNUAL BUDGET APPROVED BY THE BOARD FROM TIME TO TIME.
6.2.	The limitations or exculpation of liability set forth in Section 6.1 shall not be applicable to any breach of Section 8.3 below or any failure by the Company or any other member of the OpNext Group to pay for the Raw Materials provided by Hitachi hereunder.
7.	Arbitration. Except for actions seeking injunctive relief or for confirmation or enforcement of an arbitration award, in the event the parties are unable to resolve any dispute arising under this Agreement, a party shall submit the matter to arbitration in accordance with the arbitration procedures set forth in Exhibit A hereto.

8.	General Provisions.
8.1.	Governing Law. This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York without giving effect to (i) the choice of law or conflict of law rules or provisions of the State of New York or any other jurisdiction, (ii) the United Nations Convention on Contracts for the International Sale of Goods, (iii) the 1974 Convention on the Limitation Period in the International Sale of Goods, (iv) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980, and (v) the Uniform Computer Information Transactions Act.

8.2.	Submission to Jurisdiction; Waivers. With respect to those disputes not required to be submitted to arbitration hereunder as set forth in Section 7 above, each party to this Agreement hereby irrevocably and unconditionally: (i) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in New York City, the courts of the United States of America situated in New York City, and appellate courts from any thereof; (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth herein or at such other address of which the agent shall have been notified pursuant thereto, to the extent permitted by law; and (iv) agrees that nothing contained herein shall affect the right to effect service of process in any other manner permitted by law.
8.3.	Sale of TSD. Subject to Section 8.12, Hitachi shall not sell its Telecommunication Systems Division (“TSD”) or TSD’s business or all or substantially all of TSD’s assets to a third party unless the purchaser agrees to assume Hitachi’s obligations under this Agreement as they relate to Raw Materials (if any) that the OpNext Group purchases from TSD.

8.4.	Injunctive Relief. The parties acknowledge and agree that money damages would be inadequate to remedy any breach of the respective obligations of the parties herein and that the non-breaching party shall be entitled to obtain equitable remedies, in addition to all other remedies available in law or at equity, with respect to any such breach, including injunctive relief.

8.5.	Relationship of the Parties. Each party is an independent contractor and nothing in this Agreement shall be construed to create a partnership, joint venture, agency, or employer/employee relationship between the parties.

8.6.	Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and Hitachi. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

8.7.	Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed first class mail, air mail (postage prepaid), sent by reputable overnight courier service (charges prepaid) or sent by facsimile transmission to the parties at the address set forth below or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder on the date delivered when delivered personally, five (5) days after deposit in the U.S. mail or Japanese mail, one (1) day after deposit with a reputable overnight courier service (three (3) days if overseas) and on the next business day if sent by facsimile transmission with confirmation of receipt. The addresses for the Company and Hitachi are:

If to the Company:
OpNext, Inc.
246 Industrial Way West
Eatontown, NJ 07724
Attention: Harry Bosco
with a copy, which will not constitute notice to the Company, to:
Clarity Partners, L.P.
100 North Crescent Drive
Beverly Hills, CA 90210-5403
Attention: David Lee
and with a copy, which will not constitute notice to the Company, to:
Irell & Manella, LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attention: Richard L. Bernacchi, Esq.
                 Ian Wiener, Esq.
If to Hitachi:
Hitachi, Ltd.
6, Kanda-Surugadai 4-chome
Chiyoda-ku
Tokyo, 101-8010 Japan
Attention: President, Telecommunication Systems Division
with a copy, which will not constitute notice to Hitachi, to:
Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attention: William A. Streff, Jr., Esq.
8.8.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.9.	Interpretation. The headings and captions contained in this Agreement are for reference purposes only and do not constitute a part of this Agreement.

The use of the word “including” herein shall mean “including without limitation.”

8.10.	Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the other agreements entered into in connection with the Stock Purchase Agreement, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The provisions of each of the agreements executed in connection with the Stock Purchase Agreement shall be construed to give effect to the provisions of each of the other agreements to the greatest extent possible.

8.11.	Force Majeure. Neither party to this Agreement shall be held responsible for any failure or delay in performance under this Agreement, except any obligation to pay money, where such performance is rendered impracticable by any act of war, fire, flood, other natural disaster, epidemic, strikes and other causes similar to those listed, in each case where failure to perform is beyond the control, and not caused by the negligence, of the nonperforming party.

8.12.	Assignment. This Agreement shall be binding upon and shall inure to the benefit of, the parties and their respective successors and permitted assigns. Neither party may assign its rights (including by operation of law), or delegate the performance of its obligations, under this Agreement, or any part hereof, without the prior written consent of the other; provided, however, that Hitachi’s consent shall not be unreasonably withheld in the case of any assignment by the Company to any of its direct or indirect majority owned Subsidiaries for so long as (i) Hitachi and its Affiliates directly or indirectly hold voting securities of the Company representing a majority voting interest in the Company or have the right to designate a majority of the Company’s directors pursuant to the Stockholders’ Agreement, (ii) the Company remains liable for the performance of any such assignee’s obligations hereunder and any liability incurred in connection therewith, and (iii) such assignment does not result in any additional costs for which Hitachi shall be liable. Any assignment in violation of this Section 8.12 shall be void.

8.13.	Representation by Counsel; Interpretation. Hitachi and the Company acknowledge that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

8.14.	Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the enforceability of a contract and each such party forever waives any such defense.
8.15.	Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

8.16.	Third Party Beneficiaries. The Company and Hitachi acknowledge and agree that this Agreement is intended not only for the benefit of themselves and their Affiliates but also for the benefit of the Clarity Parties and their permitted assigns under the Stock Purchase Agreement, and by reason thereof, the Clarity Parties and their permitted assigns under the Stock Purchase Agreement possess legal, equitable and any other rights hereunder as third-party beneficiaries of this Agreement.

8.17.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
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SIGNATURE PAGE TO RAW MATERIALS SUPPLY AGREEMENT
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

OPNEXT, INC.
By:	/s/ Harry L. Bosco
Harry L. Bosco
Chief Executive Officer and President

HITACHI, LTD.
By:	/s/ Eiji Aoki
Eiji Aoki
Managing Officer & Administrative Officer President, Telecommunication Systems Division

AMENDMENT TO
RAW MATERIALS SUPPLY AGREEMENT
     This Amendment (the “Amendment”), is entered on October 18, 2006 (the “Amendment Date”), and made effective retroactively as of July 31, 2006, by and between Hitachi Ltd., a corporation organized and existing under the laws of Japan (“Hitachi”), and Opnext, Inc., a Delaware corporation (“Company”), and is intended to modify certain provisions of the Raw Materials Supply Agreement dated July 31, 2001, entered between the parties (the “Supply Agreement”).
RECITALS
WHEREAS, Hitachi and Company desire to amend certain provisions of the Supply Agreement as provided for in this Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants in this Amendment, Hitachi and Company agree to amend the Supply Agreement as follows:
     A. Notwithstanding anything in the Supply Agreement to the contrary, the parties agree that the term of the Supply Agreement will expire on July 31, 2007. Thereafter, the Supply Agreement will renew automatically for additional one (1) year periods unless either party provides the other party with written notice of its intent not to renew the Supply Agreement at least sixty (60) days prior to the expiration of the then current term.
     B. Notwithstanding anything in the Supply Agreement to the contrary, the parties agree that a change of control of a party by means of an initial public offering shall not require the consent of the other party.
     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and to be effective as of the Amendment Date set forth above.

HITACHI, LTD.	OPNEXT, INC.

/s/ Naoya Takahashi Name: Naoya Takahashi	/s/ Harry L. Bosco Name: Harry L. Bosco
Title: Vice President and Executive Officer	Title: President & CEO